Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of The Torray Resolute Fund (the “Fund”) and to the use of our report dated February 22, 2013 on the financial statements and financial highlights of the Fund incorporated by reference into this registration statement from the annual report of the Fund for the fiscal year ended December 31, 2012. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 10, 2014